UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2017

ARRIS INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-37632	98-1241619
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3871 Lakefield Drive Suwanee, Georgia	30024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 473-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Exchange Act.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 26, 2017, ARRIS International plc (“ARRIS” or the “Company”) and certain of ARRIS’s subsidiaries entered into a Second Amendment (the “Second Amendment”) to its Amended and Restated Credit Facility dated June 18, 2015, as previously amended on December 15, 2015 (the “Credit Agreement”). The Second Amendment provides for a new Term B Loan facility in the principal amount of $545 million, the proceeds of which (along with cash on hand) were used to repay in full the existing Term B Loan facility. Under the terms of the Second Amendment, the new Term B Loan has a maturity date of April 2024 and an interest rate of LIBOR (as defined in the Credit Agreement) plus a percentage ranging from 2.25% to 2.50% for Eurocurrency Loans (as defined in the Credit Agreement), or the prime rate (as determined in accordance with the Credit Agreement) plus a percentage ranging from 1.50% to 1.75% for Base Rate Loans (as defined in the Credit Agreement), in either case depending on the Company’s consolidated net leverage ratio. All other material terms of the Credit Agreement remain unchanged.

A copy of the Second Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the new Term B Loan facility included in the Second Amendment set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amendment dated April 26, 2017 to the Amended and Restated Credit Agreement dated June 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRIS INTERNATIONAL PLC

By: /s/ Patrick W. Macken
Patrick W. Macken Senior Vice President, General Counsel, and Secretary

Date: April 28, 2017